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EXHIBIT 5.1


                                February 6, 1996



Adaptec, Inc.
691 South Milpitas Boulevard
Milpitas, California 95035

         RE:     REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by Adaptec, Inc. (the "Company") with the Securities and Exchange Commission on or about February 1, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,193,900 additional shares of Common Stock (the "Shares") reserved for issuance under the 1990 Stock Plan (the "Plan"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with said issuance and sale of the Shares pursuant to the Plan.

         It is our opinion that, upon completion of the proceedings being taken or contemplated by us to be taken prior to the issuance and sale of the Shares pursuant to the Plan, and upon completion of the proceedings being taken in order to permit such transaction to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Plan and the Registration Statement, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                        Very truly yours,

                                        WILSON, SONSINI, GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati